Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

Background

E2open Parent Holdings, Inc. (E2open) and BluJay Topco Limited (BluJay) and its shareholders (collectively, the BluJay Sellers) entered into a Share Purchase Deed dated as of May 27, 2021 (BluJay Purchase Agreement), pursuant to which E2open purchased all of the outstanding shares of capital stock of BluJay from the BluJay Sellers (BluJay Acquisition). As a result of the BluJay Acquisition, BluJay and its subsidiaries became subsidiaries of E2open. On September 1, 2021 (Acquisition Date), E2open completed the BluJay Acquisition.

The cash consideration in the BluJay Acquisition was provided by (1) $380.0 million in proceeds from the issuance of an incremental term loan, (2) $300.0 million in PIPE financing from institutional investors for the purchase of an aggregate of 28,909,022 shares of E2open’s Class A Common Stock and (3) cash on hand.

The following summarizes the consideration paid for the BluJay Acquisition:

($ in thousands)	Fair Value
Equity consideration paid to BluJay (1)	$730,854
Cash consideration to BluJay	350,658
Preference share consideration paid to BluJay (2)	86,190
Cash repayment of debt	334,483
Cash paid for seller transaction costs	26,686
Consideration paid for the BluJay Acquisition	$1,528,871

(1)
Equity consideration paid to BluJay equity holders consisted of the following:

(In thousands, except per share data)	Consideration
Common shares subject to sales restriction	72,383
Fair value per share	$10.097
Equity consideration paid to BluJay	$730,854

(2)
Represents the liability and dividends owed related to the BluJay preference shares as of the Acquisition Date. Holders of the preference shares were entitled to a fixed, cumulative, preferential dividend at a rate of 10% per annum of the subscription price. The preference shares were recorded at fair value under current liabilities by BluJay prior to the BluJay Acquisition.

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses.

The unaudited pro forma condensed combined statements of operations for the year ended February 28, 2022 are based on the historical financial statements of E2open for the year ended February 28, 2022 and BluJay for the period from March 1, 2021 through August 31, 2021, and assume the BluJay Acquisition occurred at the beginning of E2open’s fiscal year (i.e., March 1, 2021). The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•
The acquisition of all of the outstanding shares of capital stock of BluJay by E2open;
•
The issuance of 28,909,022 shares of Class A common stock in E2open to the BluJay PIPE investors in exchange for aggregate gross proceeds of $300.0 million;
•
Repayment of BluJay debt and entering into a senior secured incremental term loan facility in an aggregate principal amount of $380.0 million in connection with the acquisition of BluJay; and
•
The issuance of 72,383,299 shares of Class A Common Stock in E2open to the BluJay Sellers.

The unaudited pro forma results reflect the step-up amortization adjustments for the fair value of intangible assets acquired, the elimination of historical interest expense incurred by BluJay on its debt, the incurrence of interest expense related to the issuance of debt in connection with the BluJay Acquisition, the change in fair value of the Tax Receivable Agreement, the related adjustments to the income tax provision and the issuance of additional Class A Common Stock.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. The unaudited pro forma financial statements are not necessarily indicative of what the combined company’s statements of operations actually would have been had the BluJay Acquisition been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the BluJay Acquisition.

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended February 28, 2022

	Historical
(In millions, except per share data)	E2open Year Ended February 28, 2022	BluJay - U.S. (March 1, 2021 through August 31, 2021)	BluJay Acquisitions Accounting Adjustments		Pro Forma Combined
Revenue	$425.6	$96.7	$—	A	$522.3
Cost of Revenue
Subscriptions	93.1	19.6	—		112.7
Professional services and other	56.1	11.1	—		67.2
Amortization of acquired intangible assets	73.8	—	—		73.8
Total cost of revenue	223.0	30.7	—		253.7
Gross Profit	202.6	66.0	—		268.6
Operating Expenses
Research and development	79.7	6.7	—		86.4
Sales and marketing	60.3	11.1	—		71.4
General and administrative	69.9	25.1	—		95.0
Acquisition-related expenses	64.4	2.5	—		66.9
Amortization of acquired intangible assets	46.3	3.4	50.5	B	100.2
Total operating expenses	320.6	48.8	50.5		419.9
(Loss) income from operations	(118.0)	17.2	(50.5)		(151.3)
Other expense
(Loss) gain from change in tax receivable agreement liability	(0.2)	—	0.1	C	(0.1)
Gain from change in fair value of warrant liability	1.6	—	—		1.6
Loss from change in fair value of contingent consideration	(69.7)	—	—		(69.7)
Interest and other (expense) income, net	(33.6)	(20.0)	4.5	D	(49.1)
Total other (expenses) income	(101.9)	(20.0)	4.6		(117.3)
Loss before income tax expense	(219.9)	(2.8)	(45.9)		(268.6)
Income tax benefit (expense)	30.0	(0.5)	12.1	E	41.6
Net loss	(189.9)	(3.3)	(33.8)		(227.0)
Less: Net loss (income) attributable to noncontrolling interest	(24.1)	—	1.0	F	(23.1)
Net loss attributable to E2open Parent Holdings, Inc.	$(165.8)	$(3.3)	$(34.8)	F	$(203.9)

Earnings per share
Weighted average share outstanding - basic	187.1				296.5
Net loss per share - basic	$(0.89)				$(0.69)
Weighted average share outstanding - diluted	187.1				296.5
Net loss per share - diluted	$(0.89)				$(0.69)

(A)
With the early adoption of ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, a fair value adjustment to deferred revenue for the BluJay Acquisition was not required nor recorded; therefore, amortization of the fair value adjustment to deferred revenue was not included.

(B)
Represents adjustments to incorporate estimated additional tangible and intangible assets depreciation and amortization for the step-up basis from purchase price accounting (PPA) at the Acquisition Date of the BluJay Acquisition. This pro forma adjustment has been proposed assuming the BluJay Acquisition was consummated on March 1, 2021. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma change in amortization expense that is adjusted to operating expenses:

($ in millions)	Weighted Average Useful Life in Years	Fair Value
Developed technology	5.9	$301.0
Client relationships	3	180.0
Trade name	1	3.8
		$484.8

($ in millions)	Weighted Average Useful Life in Years	Fair Value	Amortization Expense Per Year
Developed technology	5.9	$301.0	$51.0
Client technology	3	180.0	60.0
Trade name	1	3.8	3.8
		$484.8	$114.8

Pro forma BluJay amortization			$57.4
Less: BluJay historical amortization			6.9
BluJay Acquisition accounting adjustments			$50.5

(C)
Represents a loss of $0.1 million resulting from a decrease in the fair value liability related to the Tax Receivable Agreement (see Note 4, Tax Receivable Agreement).

(D)
Represents the estimated differences in interest expense and debt issuance costs as a result of incurring incremental debt in connection with the BluJay Acquisition. The estimated interest rate of the new debt is 4.00%.

($ in millions)	Interest Expense for the Year Ended February 28, 2022
Eliminate BluJay historical interest expense	$12.9
Record interest on incremental debt in connection with the BluJay Acquisition	(8.4)
BluJay Acquisition accounting adjustments	$4.5

(E)
Represents the income tax effect of the pro forma adjustments calculated using various statutory income tax rates dependent upon the jurisdiction in which the pro forma adjustment applied. The effective tax rate of the combined company could be significantly different as the legal entity structure and activities of the combined company are integrated.

(F)
Represents the adjustment to noncontrolling interest in E2open upon consummation of the BluJay Acquisition. Pro forma noncontrolling interest after the BluJay Acquisition is 10.2%.

1. Basis of pro forma presentation

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting with E2open as the acquiring entity of BluJay. Under the acquisition method of accounting, E2open’s assets and liabilities will retain their carrying values and the assets and liabilities associated with BluJay will be recorded at their fair values measured as of the Acquisition Date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, are recorded as goodwill. The acquisition method of accounting is based on Accounting Standards Codification (ASC) 805, Business Combination (ASC 805) and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (ASC 820). In general, ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by E2open, who was determined to be the accounting acquirer.

ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

E2open early adopted ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. As a result of this adoption, a fair value adjustment to deferred revenue for the BluJay Acquisition was not required nor recorded; therefore, amortization of the fair value adjustment to deferred revenue was not included in the BluJay Acquisitions Accounting Adjustments.

The pro forma adjustments represent management’s estimates based on information available as of the date of the filing of the condensed combined financial statements and do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the BluJay Acquisition that are not expected to have a continuing impact on the statement of operations.

The accompanying unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with ASC 805 and are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the BluJay Acquisition based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2. Description of the BluJay Acquisition

Pursuant to the Purchase Agreement, the BluJay Sellers received an aggregate of 72,383,299 shares of Class A common stock, par value $0.0001 per share, of E2open and cash in the aggregate amount of approximately $437.0 million.

Below is a table to describe the cash sources and use of funds as it relates to the BluJay Acquisition (amounts in millions) as of September 1, 2021.

Sources	Amount
Additional term loan capacity (1)	$380.0
Equity consideration paid to BluJay (2)	730.9
BluJay PIPE Investment (3)	300.0
Cash on balance sheet	118.0
Total Sources	$1,528.9

Uses	Amount
Equity consideration paid to BluJay (2)	$730.9
Cash to BluJay Sellers (4)	350.6
Preference share consideration paid to BluJay (5)	86.2
Repay BluJay debt (6)	334.5
Cash paid for seller transaction costs	26.7
Total Uses	$1,528.9

(1)
Represents the proceeds from an incremental term loan of $380.0 million, the full amount of which was funded concurrently with the consummation of the BluJay Acquisition.
(2)
Represents the fair value of the 72,383,299 shares of Class A common stock issued to the BluJay Sellers upon the BluJay Acquisition Closing.
(3)
Represents the proceeds from the BluJay PIPE Investment.
(4)
Represents the cash paid to BluJay Sellers, net of fees.
(5)
Represents the liability and dividends owed related to the BluJay preference shares as of the Acquisition Date.
(6)
Represents the amount of existing BluJay debt paid down by E2open upon the BluJay Acquisition Closing.

3. Pro Forma Earnings Per Share Information

As a result of the BluJay Acquisition, pro forma basic and diluted number of shares are reflective of 296.5 million shares of Class A Common Stock outstanding.

(in millions, except per share amounts)	Amount
Net loss attributable to controlling interest	$(203.9)
Weighted average common shares outstanding:
Basic	296.5
Diluted	296.5
Net loss attributable to controlling interest common shareholders per share:
Basic	$(0.69)
Diluted	$(0.69)

4. Tax Receivable Liability

As part of the combination of CC Neuberger Principal Holdings I (CCNB1) and E2open in February 2021, E2open entered into a Tax Receivable Agreement with certain equity holders of E2open Holdings, LLC (E2open Holdings). The Tax Receivable Agreement provides for the payment by E2open of 85% of certain tax benefits that are realized or deemed realized as a result of increases in the tax, utilization of pre-existing tax attributes of certain sellers and realization of additional tax benefits attributable to payments under the Tax Receivable Agreement. The Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless E2open Holdings exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. E2open will retain the benefit of the remaining 15% of these cash tax savings.

Quarterly tax distributions will be paid to the holders of limited liability non-voting, economic company interests of E2open Holdings (Common Units) on a pro rata basis based upon an agreed upon formula related to the taxable income of E2open Holdings allocable to holders of Common Units. Generally, these tax distributions will be computed based on E2open's estimate of the taxable income of E2open Holdings allocable to each holder of Common Units (based on certain assumptions), multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for a U.S. corporation organized under the laws of the State of Delaware, taking into account all jurisdictions in which E2open is required to file income tax returns together with the relevant apportionment information and the character of E2open Holdings’ income, subject to various adjustments.

Significant inputs and assumptions were used to preliminarily estimate the future expected payments including the timing of the realization of the tax benefits, a tax rate of 24.1% and an imputed discount rate of 7%. Changes in any of these or other factors are expected to impact the timing and amount of gross payments. The fair value of these obligations will be accreted to the amount of the gross expected obligation. In addition, if E2open Holdings were to exercise its right to terminate the Tax Receivable Agreement or certain other acceleration events occur, E2open Holdings will be required to make immediate cash payments. Such cash payments will be equal to the present value of the assumed future realized tax benefits based on a set of assumptions and using an agreed upon discount rate, as defined in the Tax Receivable Agreement. The early termination payment may be made significantly in advance of the actual realization, if any, of those future tax benefits. Such payments will be calculated based on certain assumptions, including that E2open Holdings has sufficient taxable income to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement over the period specified therein. The payments that E2open Holdings will be required to make will generally reduce the amount of overall cash flow that might have otherwise been available, but E2open expects the cash tax savings it will realize from the utilization of the related tax benefits will exceed the amount of any required payments.

Amounts payable under the Tax Receivable Agreement will be contingent upon, among other things, our generation of taxable income over the term of the Tax Receivable Agreement. If E2open Holdings does not generate sufficient taxable income in the aggregate over the term of the Tax Receivable Agreement to utilize the tax benefits subject to the Tax Receivable Agreement, E2open Holdings would not be required to make the related payments under the Tax Receivable Agreement. Although the amount of any payments required to be made under the Tax Receivable Agreement may be significant, the timing of these payments will vary and will generally be limited to one payment per member per year. The amount of such payments is also generally limited to the extent E2open Holdings is unable to utilize the full amount of any tax benefits subject to the Tax Receivable Agreement in a given period.